AMENDMENT #1 dated June ___, 2002 to that certain TRANSAKT DEVELOPMENT AND MAINTENANCE AGREEMENT dated October 1, 2001

Between

SYGADE SOLUTIONS (PTY) LIMITED formerly known as MICROMATICA (PTY) LIMITED

(Registration No: 2001/010407/07)

(the Supplier)

and

WILDCARD WIRELESS SOLUTIONS INC.

(the Customer)

* Certain material from this exhibit has been omitted pursuant to a request for confidential treatment.  This exhibit has been marked with an asterisk in each place that material has been omitted.  Such material has been filed separately with the Securities and Exchange Commission.

Document #: 837854v2

WHEREAS –

A.

The Supplier and Customer have entered into a Development and Maintenance Agreement dated October 1, 2001 (the “Agreement”)

B.

The Supplier and Customer wish to amend the Agreement by way of this agreement (the “Amendment”) to allow the Customer to have access to and take possession of the intellectual property as more particularly set forth in this Amendment, inherent in the Transakt I product, including its circuitry, software and hardware design based on the conceptual design, the product enclosure, and the Application Specific Software developed for and on behalf of the Customer, for the Customer’s own use.

C.

The Customer and Supplier acknowledge that it is in both Parties’ best interests to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants expressed herein and in the Agreement, the parties do hereby agree:

1.

Definitions:  In this Amendment, the following terms shall have the meanings ascribed to them below.  Any terms not specifically defined herein shall have the definition ascribed to them in the Agreement.

i)

“Supplier Intellectual Property” means all copyright, patent, mask work rights, industrial designs, trade secret or other intellectual property rights in and to the circuitry, software and hardware design based on the conceptual design and any enclosure designed for like products and all testing procedures and software and other documentation relating to the foregoing, but shall not include intellectual property rights in the enclosure for the TransAkt I and any Application-Specific Software;

ii)

“Customer Intellectual Property” means all copyright, patent, mask work rights, industrial designs, trade secret or other intellectual property rights in and to all Application Specific Software, as well as the enclosure or physical housing of the TransAktI device, and all documentation relating thereto.

Supplier hereby grants to Customer a perpetual, non-exclusive, royalty-free, worldwide, right and license to in and to all Supplier Intellectual Property as defined above, for the purposes set forth in Paragraph 6 of this Amendment.  In connection with the foregoing grants, Supplier shall provide Customer with a copy of all source code, object code, diagrams, schematics, documentation and manuals, as well as technical assistance to effect a transfer of know-how and show how relating to the Supplier Intellectual Property.

2.

i)

Supplier hereby acknowledges that Customer owns all Customer Intellectual Property as defined above and upon payment for such development by Supplier of Customer Intellectual Property, shall deliver all source code, object code, schematics, drawings, documentation, know-how and show how to Customer for its own use absolutely, subject to a non-exclusive, non-transferable, royalty-free right and license by Customer to Supplier in and to such Customer Intellectual Property to use, merge and modify such Customer Intellectual Property strictly  to make and have made TransAkt I products incorporating such Supplier Intellectual Property for delivery to Customer. In connection with the foregoing transfer, Supplier waives all moral rights in any copyright, shall assist Customer at Customer’s expense in filing and maintaining intellectual property registrations to protect such Customer Intellectual Property, and Supplier shall provide Customer with a copy of all source code, object code, diagrams, schematics, documentation and manuals, as well as technical assistance to effect a transfer of know-how and show how relating to the Customer Intellectual Property created by Supplier for the benefit of Customer.

ii)

Specifically this refers to the Application Specific Software written for * processing as well as * processing.  However, as per the Agreement the Supplier shall supply binary copies of it’s test and development code, such as the simple host simulator, to the Customer for it’s own use, and at no extra charge.

3

The Customer hereby requests that the Supplier assist and facilitate the Customer in developing Customer’s its own applications and custom software as per clause 12 of the Agreement.  The Supplier will transfer all necessary trade secret, know-how, show how to impart the skills to the Customer in order to effect clause 12.

4.

All Customer Intellectual Property retained by Supplier under license and all Supplier Intellectual Property licensed to Customer hereunder shall be protected as Confidential Information pursuant to the provisions of Article 23, Confidentiality, of the Agreement.

5.

Supplier Intellectual Property released to the Customer will only be used by the Customer for support of the installed base of products, assisting in meeting certification and approvals, and for development of software applications.

6.

The parties agree to comply with all applicable laws and regulations in fulfilling their duties under this Agreement.

The Supplier represents and warrants that the Devices and Units supplied in terms of this Agreement are produced in accordance with all applicable laws, rules and regulations, including but not limited to those governing health and safety.

7.

The parties choose domicillium citandi et executandi  (herein after “domicillium”) for the purposes of giving any notice, the serving of any process and for other purpose arising from this agreement, the following addresses:

The Customer

Wildcard Wireless Solutions Inc.

202, 1212-31st Avenue. N.E.

Calgary, AB T2E 7S8

Phone (403) 290-1744

Fax

(403) 266-5732

The Supplier

Technology Village, Sygade House

43 Homestead Road

Rivonia Ext 18

Sandton

2128

Phone +27 11 234-2110

Fax

+27 11 243-0835

Any of the Parties shall be entitled to, from time to time, by written notice to the other, vary its domicillium to any other address that is not a post office or poste restante.

Any notice given by any party to the other (hereinafter the addressee) shall be in writing and may be delivered by hand; or may be posted by prepaid registered post to the addressee at the addressee’s postal address for the time being and shall be presumed, until the contrary is proved by the addressee to have been received by the addressee on the tenth day after posting; or may be transmitted by telefacsimile, in writing, by the relevant party to the other of them, and shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the first business day after the date of transmission.

8.

MISCELLANEOUS LEGAL PROVISIONS

i.

All terms and conditions of the Agreement not specifically modified by this Amendment shall remain in full force and effect.

ii

The parties owe to each other a duty of good faith.

Signed at Calgary, Alberta on this the 13th day of June 2002.

WILDCARD WIRELESS SOLUTIONS INC.

Per:

/s/Daniel Pomerleau

Name:

Daniel Pomerleau

Title:

President

Signed at _____________ on this the _______ day of___________2002

SYGADE PTY LIMITED

Per:

Name:

Title:

Document #: 837854v2